Exhibit 10.23

***Indicates CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

CREDIT AGREEMENT

Dated as of November 16, 2004

Among

NORTHWEST AIRLINES, INC.,

as Borrower,

THE LENDERS PARTY HERETO

and

***,

as Administrative Agent

in respect of one

Airbus A330-223 Aircraft

FAA Registration No. ***

i

SECTION 2.18. Funding Arrangements

ARTICLE III CONDITIONS TO MAKING THE LOAN

SECTION 3.1. Conditions Precedent to the Loan

ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.1. Representations and Warranties of the Borrower

ARTICLE V COVENANTS OF THE BORROWER

SECTION 5.1. Affirmative Covenants

SECTION 5.2. Compliance with Mortgage

SECTION 5.3. Maintenance of Office

SECTION 5.4. Negative Covenants

ARTICLE VI EVENTS OF DEFAULT

SECTION 6.1. Events of Default

ARTICLE VII THE AGENTS

SECTION 7.1. Authorization and Action

SECTION 7.2. Each Agent’s Reliance, Etc

SECTION 7.3. The Agents and Their Affiliates

SECTION 7.4. Lender Credit Decision

SECTION 7.5. Indemnification

SECTION 7.6. Successor Agent

ARTICLE VIII MISCELLANEOUS

SECTION 8.1. Amendments, Etc

SECTION 8.2. Notices, Etc

SECTION 8.3. No Waiver; Remedies

SECTION 8.4. Costs and Expenses

SECTION 8.5. Right of Setoff

SECTION 8.6. Binding Effect

SECTION 8.7. Assignments and Participations

SECTION 8.8. Confidentiality

SECTION 8.9. Certain Agreements and Representations of Lenders

SECTION 8.10. GOVERNING LAW

SECTION 8.11. Execution in Counterparts

SECTION 8.12. Jurisdiction, Etc

SECTION 8.13. WAIVER OF JURY TRIAL

SECTION 8.14. Severability

SECTION 8.15. Headings

SECTION 8.16. Guarantee

SECTION 8.17. Interpretation of Letter Agreement

SECTION 8.18. Quiet Enjoyment

SECTION 8.19. Concerning Clause (i)(y) of Section 3.6(a)(I) of the Mortgage

Schedules

Schedule I	-	List of Lending Offices

Schedule II	-	Approved Commercial Banks

Schedule III	-	Principal Payment Schedule

Schedule IV	-	Approved Countries for Reregistration

Exhibits

Exhibit A	-	Form of Promissory Note

Exhibit B	-	Form of Notice of Loan

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D-1	-	Form of Opinion of Associate General Counsel of the Borrower

Exhibit D-2	-	Form of Opinion of Cadwalader, Wickersham & Taft LLP, Special Counsel for the Borrower

Exhibit D-3	-	Form of Opinion of Cadwalader, Wickersham & Taft LLP, Special Counsel for the Borrower, Regarding Section 1110 of the Federal Bankruptcy Code

Exhibit D-4	-	Form of Opinion of Daugherty, Fowler, Peregrin & Haught, Special Aviation Counsel for the Agent

Exhibit E	-	Form of Confidentiality Agreement

CREDIT AGREEMENT

Dated as of November 16, 2004

NORTHWEST AIRLINES, INC., a Minnesota corporation (the “Borrower”), the lender or lenders party to this Agreement from time to time (each, a “Lender”) and ***, a Delaware corporation, as Administrative Agent (as hereinafter defined) for the Lenders hereunder agree as follows:

WHEREAS, the Borrower and AVSA, S.A.R.L., a société à responsabilité limitée organized and existing under the laws of the Republic of France (“AVSA”), have entered into the Airbus Purchase Agreement, which covers, among other matters, the sale by AVSA and the purchase by the Borrower of certain Airbus Aircraft.

WHEREAS, the Borrower and AVSA have agreed pursuant to the A330 Financing Letter Agreement No. 1, dated as of December 21, 2000, as amended by Amendment No. 1 dated December 20, 2002 (the “Letter Agreement”), to certain additional terms and conditions regarding the sale of the Airbus Aircraft provided for in the Airbus Purchase Agreement, including the responsibility of AVSA to arrange specified financing alternatives for certain of the Airbus Aircraft.

WHEREAS, pursuant to the terms and conditions of the Letter Agreement, AVSA has agreed to provide (or procure that a nominee provide) debt financing pursuant to the Letter Agreement, to the Borrower to finance the purchase of the Aircraft pursuant to the Airbus Purchase Agreement.

WHEREAS, on the basis of the foregoing and subject to the terms and conditions of this Agreement, the Initial Lender is prepared to make the Loan in the amount of the Financed Purchase Price for the Aircraft;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto in such capacity agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1.   Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” means *** or such other agents as may from time to time become party hereto in such capacity pursuant to Section 7.6.

“AFC” means Airbus Finance Company Limited, an Irish limited liability company.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

 “Agent” or “Agents” means, individually or collectively, as the case may be, the Administrative Agent and the Collateral Agent under (and as defined in) the Mortgage.

“AIFS Term Loan” means the Amended and Restated Loan Agreement, dated as of March 29, 1996, between the Borrower and Airbus Financial Services (formerly, Airbus Industrie Financial Services), as amended or otherwise modified from time to time.

“AIL Trusts” means the ten (10) A320-200 sub-lease agreements between the Borrower as sub-lessee and AI Leasing IV, Inc., as sub-lessor.

“Airbus” means Airbus S.A.S. (or any person or any entity that succeeds to substantially all of the business and operations thereof).

“Airbus Aircraft” means an Airbus model A330-200 aircraft to be delivered, or delivered, as the context may require, pursuant to the Airbus Purchase Agreement.

“Airbus Lender” means Airbus, AFC or any of their Affiliates.

“Airbus Loan” means any loan (other than the Loan) made by an Airbus Lender pursuant to the Letter Agreement.

“Airbus Purchase Agreement” means that certain Airbus A330 Purchase Agreement dated as of December 21, 2000 between AVSA and the Borrower as originally executed and as modified, amended or supplemented in accordance with the terms thereof.

“Aircraft” means the Airframe (or any Replacement Airframe), together with the two Engines delivered in connection therewith or any Replacement Engines substituted for any of said Engines, whether or not any of such initial or substitute Engines may from time to time be installed on the Airframe or may be installed on any other airframe or any other aircraft.

“Airframe” means (A) the Airbus Aircraft (excluding the Engines or engines from time to time installed thereon) identified in the Mortgage and (B) any and all Parts (other than Engines or engines) so long as the same shall be incorporated or installed in or attached to such Airframe.

“Alternate Rate” has the meaning specified in Section 2.7(b).

“Applicable Margin” means (A) *** % per annum, except that (B) if the Borrower has elected to extend the final maturity of the Loan pursuant to Section 2.5(b), from and after the third anniversary of the date of the Loan, the following: from the third to the fifth anniversary of the date of the Loan, *** % of the NWA Extended Term Market Margin, from the fifth to the sixth anniversary of the date of the Loan, *** % of the NWA Extended Term Market Margin, from the sixth to the ninth anniversary of the date of the Loan, *** % of the NWA Extended Term Market Margin,  from the ninth to the tenth anniversary of the date of the Loan, *** % of the NWA Extended Term Market Margin and from the tenth to the twelfth anniversary of the date of the Loan, *** % of the NWA Extended Term Market Margin, provided that, if, prior to the third anniversary of the date of the Loan, the Borrower has extended the final maturity of the Airbus Loans for six (6) or more Letter Agreement Aircraft pursuant to Section 2.5(b) of the applicable credit agreements for such Airbus Loans, then the Applicable Margin (the “Multiple Extension Margin”), from and after the third anniversary of the date of the Loan, shall be the following: from the third to the fourth anniversary of the date of the Loan, *** % of the NWA Extended Term Market Margin, from the fourth to the sixth anniversary of the date of the Loan, *** % of the NWA Extended Term Market Margin, from the sixth to the seventh anniversary of the date of the Loan, *** % of the NWA Extended Term Market Margin,  from the seventh to the eighth anniversary of the date of the Loan, *** % of the NWA Extended Term Market Margin, from the eighth to the tenth anniversary of the date of the Loan, *** % of the NWA Extended Term Market Margin and from the tenth to the twelfth anniversary of the date of the Loan, *** % of the NWA Extended Term Market Margin; provided further that, notwithstanding anything to the contrary in this clause (B), in no case shall the Applicable Margin exceed *** % per annum or be less than *** % per annum (or, if the Multiple Extension Margin is applicable, in no case shall the Applicable Margin exceed *** % per annum or be less than *** % per annum) during the period from the third anniversary of the date of the Loan to the twelfth anniversary of the date of the Loan.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“AVSA” has the meaning specified in the recitals hereto.

“BFE” means all buyer furnished equipment, if any, installed or loaded on the Aircraft on the date of its purchase and financing hereunder.

“BFE Cost” means the total cost invoiced to the Borrower for the BFE as such cost is certified to the Administrative Agent pursuant to Section 3.1(f).

“Borrower” has the meaning given to it in the preamble hereto.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, Dublin, Ireland, Paris, France or Minneapolis, Minnesota a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, the Loan if it bears interest based upon the Eurodollar Rate, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the interbank Eurodollar market.

 “Certificated Air Carrier” means a Citizen of the United States holding a carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49, United States Code, for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo.

“Citizen of the United States” has the meaning specified in Section 40102(a)(15) of Title 49 of the United States Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means any information that the Borrower furnishes to the Agent or any Lender in writing designated as confidential, but does not include any such information (i) that is or becomes generally available to the public or (ii) that is or becomes available to the Agent or such Lender from a source other than the Borrower, unless the Agent or Lender has the actual knowledge (without being obligated to conduct any investigation) that such information has been made available by such source in breach of a confidentiality agreement which such source is bound by with respect to such information.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Default” means any event which, with the giving of notice, lapse of time, or both, would become an Event of Default.

“Eligible Assignee” has the meaning specified in Section 8.7.

“Engine” means (A) each of the two Pratt and Whitney Model PW4168A engines installed on the Aircraft at the time of delivery to the Borrower of the Aircraft, as further specified in the Mortgage, whether or not from time to time installed on the Aircraft or installed on any other aircraft and (B) any Replacement Engine that may from time to time be substituted for such engine; together, in each case, with any and all Parts incorporated or installed in or attached thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurodollar Rate” means, with respect to the Loan, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the British Bankers’ Association quotation that appears on Page 3750 of the Telerate screen (or otherwise on such screen or on such other screen, page or service as may replace the Telerate screen) as of 11:00 A.M., London time, two Business Days prior to the beginning of the applicable Interest Period as the rate for dollar deposits to be delivered on the first day of such Interest Period and maintained for such Interest Period.  In the event that such rate does not so appear on the Telerate Screen (or otherwise as aforesaid), the “Eurodollar Rate” for purposes of this definition shall be the arithmetic average (rounded to the nearest 1/100 of 1%) of the offered quotation to first-class banks in the interbank Eurodollar market by each Reference Bank in London for dollar deposits with maturities comparable to the applicable Interest Period determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.  If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Bank or Reference Banks.

“Event of Default” has the meaning specified in Section 6.1.

“FAA” means the United States Federal Aviation Administration, and any agency or instrumentality of the United States government succeeding to its functions.

“Federal Bankruptcy Code” means the Bankruptcy Act of Title 11 of the United States Code, as amended from time to time, and any successor provisions thereof.

“Financed Purchase Price” means $ ***.

“GAAP” has the meaning specified in Section 1.4.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Initial Lender” means AFC, as the initial lender under this Agreement.

“Interest Payment Date” has the meaning specified in Section 2.6.

“Interest Period” means the period commencing on (and including) the date of the Loan and ending on (but excluding) the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on (and including) the last day of the immediately preceding Interest Period and ending on (but excluding) the last day of the period selected by the Borrower pursuant to the provisions below. The duration of the first such Interest Period shall be one month and the duration of each subsequent Interest Period shall be one month (or any other period acceptable to the Required Lenders), as the Borrower may elect, by notice received by the Administrative Agent not later than 5:00 P.M. (New York time) on the fourth Business Day prior to the first day of the applicable Interest Period; provided, however, that:

(i)                                     whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(ii)                                  whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Lenders” has the meaning specified in the preamble hereto.

“Lending Offices” means with respect to any Lender, the office of such Lender specified opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Letter Agreement” has the meaning given to it in the recitals hereto.

“Letter Agreement Aircraft” means “Aircraft” as defined in the Letter Agreement.

“Lien” means any lien (statutory or otherwise), security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan” means the Loan made pursuant to this Agreement.

“Loan Documents” means this Agreement, the Notes, the Mortgage and any other agreement or instrument entered into or delivered by the Borrower pursuant to any of the foregoing.

“Manufacturer” means Airbus.

“Mortgage” means the Mortgage and Security Agreement dated as of November 16, 2004, between the Borrower and the Collateral Agent named therein, as supplemented, modified or amended from time to time.

“NAC” means Northwest Airlines Corporation, a Delaware corporation.

“Note” means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Loan.

“Notice of Loan” has the meaning specified in Section 2.2.

“NWA Extended Term Market Margin” means the lesser of (x) the prevailing margin over the Eurodollar Rate at which the Borrower could borrow in a commercial bank loan transaction of the same principal amount with the same tenor and on the same terms and collateral security as the Loan (the “Prevailing Margin”) and (y) *** % per annum (or, if the Multiple Extension Margin is applicable, *** % per annum).  The Prevailing Margin shall be determined on the third anniversary of the date of the Loan by the agreement of two commercial banks selected from among those listed on Schedule II hereto, one of which shall be selected by the Borrower and the other of which shall be selected by the Administrative Agent as provided in Section 2.5(b).  If the two commercial banks fail to agree on the Prevailing Margin, within 30 days after the date of Borrower’s extension notice delivered under Section 2.5(b), the parties shall agree upon a third commercial bank to determine the Prevailing Margin, and the average of the closest two rates determined by the three commercial banks, as calculated by the Administrative Agent, shall be the Prevailing Margin.  If the Prevailing Margin shall not be determinable by the Administrative Agent by the aforesaid procedure on or before the fifth (5th) Business Day before the twelfth (12th) Principal Payment Date, the NWA Extended Term Market Margin shall be *** % per annum (or, if the Multiple Extension Margin is applicable, *** % per annum) until the Prevailing Margin has been so determined.

“Obligations” means the Borrower’s obligation to make the due and punctual payment of (i) the principal and interest from time to time due on the Notes (including interest at the rate specified herein after the occurrence of an Event of Default), (ii) all sums payable by the Borrower under the Mortgage and (iii) all other sums payable by the Borrower to the Lenders under Sections 2.9, 2.12, 2.17, 2.18 and 8.4 of, or elsewhere under, this Agreement and the other Loan Documents.

“Officer’s Certificate” means, as to any company, a certificate signed by the Chairman, the Vice Chairman, the President, any Executive Vice President, any Director, any Senior Vice President, any Vice President, any Assistant Vice President, the Treasurer or any Assistant Treasurer, the Secretary, or any Assistant Secretary of such company.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parts” means any and all appliances, parts, instruments, appurtenances, accessories, furnishings, seats, buyer furnished equipment, and other equipment of whatever nature (other than (a) complete Engines or engines, (b) any items leased by the Borrower from a third party and (c) cargo containers) which may from time to time be incorporated or installed in or attached to the Airframe or either Engine.

“Person” means an individual, partnership, corporation, a business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Principal Payment Date” has the meaning specified in Section 2.5.

“Reference Banks” means ABN AMRO Bank N.V., Deutsche Bank AG and JPMorgan Chase Bank.

“Register” has the meaning specified in Section 8.7(c).

“Required Lenders” means Lenders holding not less than 66 2/3% of the aggregate outstanding principal amount of the Loan.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.12.

“Transportation Code” means Title 49 of the United States Code, comprising those provisions formerly referred to as the Federal Aviation Act of 1958, as amended, or any subsequent legislation that amends, supplements or supersedes such provisions.

“U.C.C.” has the meaning set forth in Section 3.1(c).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.2.   Terms Defined in Mortgage. Terms for which meanings are provided in any Mortgage are, unless otherwise defined herein, used in this Agreement with such meanings.

SECTION 1.3.   Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean to but excluding.”

SECTION 1.4.   Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States consistent with those applied in the preparation of the financial statements referred to in Section 4.1(a)(v) (“GAAP”).

ARTICLE II

AMOUNT AND TERMS OF THE LOAN

SECTION 2.1.   The Loan. The Initial Lender agrees, on the terms and conditions hereinafter set forth, to make the Loan to the Borrower on a Business Day in an amount equal to the Financed Purchase Price.

SECTION 2.2.   Making the Loan. The Loan shall be made on notice, given not later than 5:00 P.M. (New York time) on the fourth Business Day prior to the date of the proposed Loan, by the Borrower to the Administrative Agent, which shall give to the Initial Lender prompt notice thereof. Such notice of the Loan (the “Notice of Loan”) shall be by telephone, confirmed immediately in writing, or telecopier or telex, in substantially the form of Exhibit B-1 hereto, specifying therein (i) the requested date of the Loan (the actual date of the Loan being the date on which the Loan is made), (ii) the aggregate amount of the Loan, (iii) the date of delivery to the Borrower of the Aircraft to secure the Loan, (iv) the Principal Payment Dates for the Loan and the amount of principal of the Loan to be paid on each such date (expressed as a percentage of the original principal amount thereof) and (v) identifying information for the Aircraft to be financed.  The Initial Lender shall, before 11:00 A.M. (New York time) on the date of the Loan, (i) make available for the account of its Lending Office to the Administrative Agent at the account of the Administrative Agent at Deutsche Bank Trust Company Americas, New York, 280 Park Avenue, New York, New York 10017 (account number 04 875 437 ABA 021 001 033) or (ii) make available for the account of its Lending Office at its account at Calyon, 1301 Avenue of the Americas, New York, New York Branch (account number 01 22456 0001 00 ABA 026 008 073), in same day funds, the amount of the Loan.  After the receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent, if such funds have been received in its account listed above, or the Initial Lender, if such funds have remained in its account listed above, will make such funds available to the Borrower by transfer to AVSA at such account as AVSA may direct.

SECTION 2.3.   Fees. No commitment, arrangement or like fees shall be payable by the Borrower in connection with this Agreement or any of the other Loan Documents.

SECTION 2.4.   [Intentionally Omitted]

SECTION 2.5.   Repayment. (a)  Initial Term.  The Borrower shall repay to the Administrative Agent for the ratable account of each Lender the principal amount of the Loan in consecutive quarterly installments on the quarterly anniversary dates of the date of borrowing of the Loan (each such quarterly anniversary date (or if any such date is not a Business Day, the next Business Day) being referred to as a “Principal Payment Date”) as follows:  (x) *** % of the initial principal amount of the Loan shall be due and payable on each of the first eight (8) Principal Payment Dates, (y) *** percent of the initial principal amount of the Loan shall be due and payable on each of the ninth through eleventh Principal Payment Dates, and (z) the unpaid principal amount of the Loan shall be due and payable on the twelfth Principal Payment Date, all of which shall be set forth on Schedule III; provided, however, that the Borrower may elect to extend the final maturity of the Loan as provided in Section 2.5(b).

(b)                                 Extended Term.  So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may elect to extend the final maturity of the Loan by providing written notice of such election to the Administrative Agent no less than sixty days prior to the third anniversary of the date of the Loan.  Such notice shall set forth the date upon which the Borrower shall repay in full the outstanding principal amount of the Loan.  Such date shall be a Principal Payment Date and shall be no later than the *** anniversary of the date of the Loan.  Such notice shall also set forth the Borrower’s nomination of a commercial bank from among the commercial banks listed on Schedule II hereto for purposes of determining the NWA Extended Term Market Margin.  The Administrative Agent agrees to make its nomination of a commercial bank from among the commercial banks listed on Schedule II hereto for such purposes within ten (10) Business Days after receipt of Borrower’s extension notice.  If Borrower’s extension notice has been delivered, (i) only *** percent of the initial principal amount of the Loan shall be due and payable on the twelfth (12th) Principal Payment Date notwithstanding the provisions of Section 2.5(a), clause (z) or Schedule III, and (ii) the Administrative Agent shall, at least two Business Days prior to the twelfth (12th) Principal Payment Date, provide to the Borrower, the Lenders and the Collateral Agent a written notice containing (A) the Applicable Margin effective on and after the twelfth (12th) Principal Payment Date, and (B) a revised Schedule III containing the additional Principal Payment Dates and the amount of principal of the Loan to be repaid on each such date (such amounts to be determined by the Administrative Agent on the basis of a mortgage-style level payment profile at an assumed fixed interest rate of *** % per annum and a balloon payment at final maturity of *** % of the initial principal amount of the Loan).  The unpaid principal amount of the Loan will be due and payable on the final Principal Payment Date.  Such notice of the Administrative Agent, containing the revised Applicable Margin and revised Schedule III, as so delivered, shall be conclusive and binding on the parties, absent manifest error by the Administrative Agent in its preparation.

SECTION 2.6.   Interest. (a)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of the Loan from the date of the Loan until the Loan shall be paid in full, payable in arrears, on the last day of each Interest Period (each such date, an “Interest Payment Date”), at an interest rate per annum equal to the sum of (x) the Eurodollar Rate for each Interest Period plus (y) the Applicable Margin in effect from time to time, except as otherwise provided in Section 2.6(b), 2.7(b) or 2.10.

(b)                                 Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 6.1(a), the Borrower shall pay interest on (i) the overdue portion of the unpaid principal amount of the Loan, payable in arrears on the dates specified in paragraph (a) above at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on the Loan pursuant to paragraph (a) above and (ii) to the fullest extent permitted by law, the amount of any interest or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the then applicable rate of interest.

SECTION 2.7.   Interest Rate and Period Determination. (a)  The interest rate for each Interest Period shall be established by the Administrative Agent.  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent from time to time and the rate, if any, furnished by each Reference Bank and used by the Administrative Agent for the purpose of determining the Eurodollar Rate.

(b)                                 In the event that, prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the market generally, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  During the next thirty days, the Borrower and the Administrative Agent shall negotiate a mutually satisfactory interest rate to be substituted for the Eurodollar Rate.  If a substituted interest rate is agreed upon, it shall be effective from the first day of the applicable Interest Period.  If the Borrower and the Administrative Agent fail to agree upon a substituted interest rate, the applicable interest rate for the Loan shall be equal to the rate determined by the Lenders to be the Lenders’ cost (excluding the margin (however defined)) to maintain the Loan.  The replacement interest rate determined pursuant to this paragraph (b) shall herein be referred to as the “Alternate Rate”.

(c)                                  The Lenders agree to an Interest Period of a specified number of days to be agreed with and at the request of the Borrower in the event the Borrower requests such an accommodation in connection with a refinancing and prepayment of the Loan.

SECTION 2.8.   Prepayments. (a)  The Borrower may, upon at least ten Business Days notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment (unless the giving of ten Business Days notice as aforesaid is not practicable, in which event the Borrower agrees to give such shorter notice as is practicable but in any event not to be less than three Business Days), and if such notice is given the Borrower shall prepay the outstanding principal amount of the Loan in whole but not in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that, in the event of any such prepayment of the Loan while interest thereon is based on the Eurodollar Rate, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.4(c).  The Loan, if prepaid pursuant to this Section 2.8, may not be reborrowed.

(b)                                 If an Event of Loss occurs with respect to the Aircraft and the Borrower elects not to substitute another aircraft for the Aircraft in accordance with the Mortgage, the Borrower shall prepay the outstanding principal amount of the Loan in whole, together with accrued interest to the date of such prepayment and all other Obligations then due and payable; provided that (x) the date of prepayment shall not be later than the earlier of the third Business Day following receipt of insurance proceeds in respect of the Aircraft (but in no event earlier than 30 days after the occurrence of such Event of Loss) or the first Business Day following the 120th day after the occurrence of such Event of Loss, (y) the date of such prepayment shall be notified by the Borrower to the Administrative Agent at least two Business Days prior thereto and (z) if interest on the Loan is based upon the Eurodollar Rate at the time of such prepayment, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.4(c).

SECTION 2.9.   Increased Costs. If, due to either (i) the introduction after the date of this Agreement of or any change after the date of this Agreement in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued after the date of this Agreement, (1) there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining the Loan (excluding for purposes of this Section 2.9 any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the rate of taxation of overall net income of such Lender or (2) any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate, in the case of clause (1) above, such Lender for such increased cost or, in the case of clause (2) above, such Lender or such corporation in the light of such circumstances.  A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10.   Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction after the date of this Agreement of or any change after the date of this Agreement in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make, fund or maintain its portion of the Loan bearing interest based upon the Eurodollar Rate as contemplated herein, then:  (i) such Lender shall notify the Administrative Agent and the Borrower of the same (ii) such portion of the Loan will convert into a Loan bearing interest at the Alternate Rate (as determined pursuant to Section 2.7(b) except that only the Affected Lender shall be involved), and (iii) the obligation of such Lender to make, fund and maintain its portion of the Loan based upon the Eurodollar Rate shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.11.   Payments and Computations. (a)  The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York time) on the day when due in U.S. dollars to the Administrative Agent at Deutsche Bank Trust Company Americas, New York, 280 Park Avenue, New York, New York 10017, ABA No. 021 001 033, account name *** Collections, account number 04 875 437 (or to such other account as shall be designated by the Administrative Agent from time to time) in same day funds. The Administrative Agent will promptly thereafter but in no event later than 3:00 P.M. (New York time) on the date such funds are received by the Administrative Agent from the Borrower cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.9, 2.12, 2.16, 2.17, 2.18 or 8.4(c) and amounts reflecting different prevailing interest rates on the Loan) to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any

Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.7(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                                 The Borrower hereby authorizes each Lender (other than an Airbus Lender), if and to the extent payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c)                                  All computations of interest based on the Eurodollar Rate or the Alternate Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the Interest Period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)                                 Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of the Loan to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e)                                  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Eurodollar Rate or the Alternate Rate as the case may be.

SECTION 2.12.   Taxes. (a)  All payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or any political subdivision or taxing authority thereof or therein (all such taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under the Notes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes.  In addition, the Borrower shall pay any Other Taxes to the appropriate taxing authority in accordance with applicable law.  Whenever any Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Taxes or Other Taxes which are subject to indemnification hereunder when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.  Each Lender agrees to use reasonable efforts to initially fund the Loan and to change its applicable lending office, as the case may be, if to do so (i) would reduce amounts payable by the Borrower to such Lender pursuant to this subsection, (ii) would not result in the incurrence by such Lender of additional costs or expenses (unless the Borrower agrees to pay such costs and expenses) and (iii) would not, in the reasonable judgment of such Lender, be disadvantageous to such Lender for material regulatory, competitive or internal management reasons.  The agreements of the Borrower in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder and under the other Loan Documents.

(b)                                 Notwithstanding any provision to the contrary herein, the Borrower shall have no liability to pay or indemnify any Lender or the Agent with respect to any of the following Taxes or Other Taxes:

(1)                                  Any Taxes or Other Taxes imposed by the United States federal government or any state or local government or taxing authority therein that is imposed on, based on, or measured by net or gross income, or that is a franchise tax (imposed in lieu of a tax on net or gross income) or a branch profits tax (including any such Taxes or Other Taxes collected by means of withholding) (herein referred to as “United States Income Taxes”), other than a United States Income Tax that is payable by means of withholding solely as a result of (A) the enactment after the date of execution and delivery of this Agreement (the “Applicable Date”) of an amendment to the Code or the regulations thereunder or (B) ratification after the Applicable Date of any protocol or other amendment to any United States income tax convention in effect on the Applicable Date or (C) the ratification after the Applicable Date of any new United States income tax convention (any of (A), (B) or (C), a “Change in Law”); provided, however, that the Borrower shall have no liability for any United States Income Taxes on payments to or for the benefit of any Lender that is not AFC that is in excess of the United States Income Taxes that would be imposed on such payment if made to AFC;

(2)                                  Any Taxes or Other Taxes imposed as a result of a transfer or disposition by a Lender or Agent including, without limitation, of all or any portion of its interest in the Aircraft, or any other Collateral or any Note or the Loan (including sale of participations in such Note or the Loan) unless such transfer or disposition shall occur pursuant to the exercise of remedies during the continuation of an Event of Default or pursuant to a change of lending office that is required under Section 2.15;

(3)                                  Any Taxes or Other Taxes, with respect to the Loan, imposed with respect to events occurring or matters arising after the repayment of the Loan;

(4)                                  Any Taxes or Other Taxes to the extent such Taxes or Other Taxes are imposed as a result of a present, former, or future connection between any Lender or Agent or Affiliate and the jurisdiction imposing such Taxes or Other Taxes (other than a connection arising solely from the Agent or such Lender having executed, delivered, performed its obligations, received a payment under or enforced this Agreement or any related document or the Notes) or any political subdivision or taxing authority thereof or therein;

(5)                                  Any Taxes or Other Taxes to the extent imposed as a result of a Lender’s failure (i) to comply with the requirements of subsection (c) hereunder or (ii) to provide any other necessary exemption certificates or other required documentation that is required by law, treaty, or regulation as a condition to the allowance of any reduction in the rate of such Taxes or Other Taxes; provided, however, that in the case of both (i) and (ii) the Lender is legally entitled to comply with such requirements;

(6)                                  Any Taxes or Other Taxes to the extent arising out of or caused by, or to the extent such Taxes or Other Taxes would not have been incurred but for, the willful misconduct or gross negligence of such Lender or Agent or the inaccuracy or breach of any representation, covenant or agreement by such Lender or Agent in this Agreement or any related document; and

(7)                                  Any excise tax imposed on any Lender under Section 4975 of the Code as a result of the use by such Lender of the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) to make the Loan.

(c)                                  Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that, on or before the first Interest Payment Date after the date on which such Lender becomes a Lender hereunder, it will deliver to the Borrower and the Agent two duly completed copies of United States Internal Revenue Service (“IRS”) Form W-8BEN, or W-8ECI or other applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes or at a reduced rate.  Each such Lender also agrees to deliver to the Borrower and the Agent two further copies of the said IRS Form W-8BEN or W-8ECI or other or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Agent.  Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(d)                                 The Borrower shall duly file IRS Forms 1042 and 1042S or appropriate successor forms annually with respect to all interest payments hereunder as required by the Code and applicable IRS regulations and procedures and shall provide the Agent with copies of the forms so filed.

(e)                                  If the Administrative Agent or any Lender receives a refund in respect of Taxes or Other Taxes paid by the Borrower, which in the good faith judgment of such Lender is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by the Borrower in connection with such refunded Taxes or Other Taxes, to the Borrower, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, provided, however, that the Borrower agrees to promptly return such refund to the Administrative Agent or the applicable Lender as the case may be, if it receives notice from the Administrative Agent or applicable Lender that such Administrative Agent or Lender is required to repay such refund unless such repayment is due to events described in (b)(5) hereof.

(f)                                    If a written claim is made against any Lender or the Administrative Agent for any Taxes or Other Taxes, such Lender or Administrative Agent, as the case may be, shall promptly notify the Borrower in writing of such claim, and upon written request of Borrower shall, at the Borrower’s sole cost and expense, contest the validity or amount of such claim or permit the Borrower, to contest the validity or amount of such claim, provided, however, that the Lender or Administrative Agent shall not be required and Borrower shall not be permitted to contest such claim unless (i) the Borrower shall provide to the Lender an opinion of the Vice President Tax of the Borrower reasonably satisfactory to such Lender stating that a reasonable basis exists to contest such claim and (ii) the Borrower agrees to indemnify the Lender for any additional taxes, interest, penalties or other expenses incurred as a result of such contest.

SECTION 2.13.   Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loan (other than amounts due to such Lender pursuant to Section 2.9, 2.12, 2.16, 2.18 or 8.4(c) or on account of differing rates of interest on portions of the Loan) in excess of its ratable share of payments on account of the Loan obtained by all the Lenders (such Lender, the “Overpaid Lender”), such Overpaid Lender shall forthwith (x) notify the Administrative Agent of such overpayment (and the Administrative Agent shall notify the Lenders thereof) and (y) pay to the other Lenders such amounts in cash as shall be necessary to cause such Overpaid Lender to share the excess payment ratably with each of them, and the Overpaid Lender, upon such payment to each other Lender, shall be deemed to have purchased a participation in such other Lender’s Loan in an amount equal to such payment; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Overpaid Lender, such payment to and purchase from each Lender shall be rescinded and such Lender shall repay to the Overpaid Lender such payment to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the Overpaid Lender) of any interest or other amount paid or payable by the Overpaid Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so deemed to have purchased a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights to obtain payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.14.   Use of Proceeds. The proceeds of the Loan shall be available (and the Borrower agrees that it shall use such proceeds) solely in connection with the purchase of the Aircraft.

SECTION 2.15.   Lender Cooperation. Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of any event or the existence of a condition which would cause the provisions of Section 2.9 or Section 2.10 to be applicable to such Lender, it will, to the extent not inconsistent with such Lender’s internal policies, use reasonable efforts to make, fund or maintain the Loan through another lending office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid in respect of the Loan pursuant to Section 2.9 would be materially reduced or the illegality or other adverse circumstances which would otherwise exist pursuant to Section 2.10 would cease to exist, and if, as reasonably determined by such Lender, the making, funding or maintaining of the Loan through such other lending office would not otherwise materially adversely affect the Loan or such Lender.

SECTION 2.16.   Replacement of Lenders. The Borrower may, upon written notice to the Administrative Agent (which shall promptly notify the affected Lender), arrange for another institution (which may be a Lender) to purchase, in accordance with Section 8.7, the portion of the Loan made by an affected Lender. For purposes of this Section 2.16, “affected Lender” shall mean a Lender which has asserted claims against the Borrower under or sought rights or remedies provided by Section 2.9, 2.10 or 2.12.

SECTION 2.17.   Airbus Lenders. The Borrower acknowledges and agrees that AFC or another Airbus Lender may obtain the funds necessary for it to make the Loan (in whole or in part) from commercial banks or other institutional lenders who, as a condition to providing such funds, may require an Airbus Lender to enter into covenants of a nature not substantially different from those described in Section 2.9. The Borrower agrees to pay on demand to AFC or any other Airbus Lender an amount equal to any amount AFC or any other Airbus Lender is required to pay under any such covenant as a result of costs so imposed on AFC or another Airbus Lender which are of general application.  Any such Airbus Lender shall provide the Borrower with a statement in reasonable detail of such costs.

SECTION 2.18.   Funding Arrangements. If the Loan is not made on the date requested in the applicable Notice of Loan by reason of the failure of the Borrower to accept delivery of the Aircraft upon valid tender by AVSA under the Airbus Purchase Agreement, the Borrower agrees to pay to the Initial Lender, promptly after demand by the Initial Lender, an amount equal to the cost of funds arranged by the Initial Lender to make the Loan, less earnings from Permitted Investments (as defined in the Mortgage) by the Initial Lender of such funds, for the period from the date of the requested borrowing of the Loan as set forth in the applicable Notice of Loan to the earlier of (x) the actual date of the Loan and (y) one month after such requested date of borrowing.

ARTICLE III

CONDITIONS TO MAKING THE LOAN

SECTION 3.1.   Conditions Precedent to the Loan. The obligation of the Initial Lender to make the Loan shall be subject to the following conditions precedent.

(a)                                  The Administrative Agent shall have received, each dated the date of the Loan, in form and substance satisfactory to the Administrative Agent:

(i)                                     one Note to the order of the Initial Lender in respect of the Loan;

(ii)                                  an Officer’s Certificate of the Borrower stating (and such statements shall be true) that:

(x)  the representations and warranties made by the Borrower and contained in the Loan Documents relating to the Loan are correct in all material respects on and as of the date of the Loan before and after giving effect to the Loan and to the application of the proceeds therefrom, as though made on and as of such date, and

(y)  no Default or Event of Default has occurred and is continuing.

(iii)                               certified copies of the resolutions of the Board of Directors of the Borrower approving the Airbus Purchase Agreement and the financing of the Aircraft purchased thereunder and of all documents evidencing other necessary corporate action and governmental approvals, if any, to authorize the execution of the Loan Documents and the performance of the Borrower’s obligations thereunder;

(iv)                              a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents and the other documents to be delivered hereunder and thereunder;

(v)                                 a favorable opinion of an Associate General Counsel of the Borrower, substantially in the form of Exhibit D-1 hereto;

(vi)                              a favorable opinion of Cadwalader, Wickersham & Taft LLP, special counsel for the Borrower, substantially in the form of Exhibit D-2 hereto, and a favorable opinion of the same counsel as to the availability of benefits under Section 1110 of the Federal Bankruptcy Code, substantially in the form of Exhibit D-3 hereto; and

(vii)                           a favorable opinion of Daugherty, Fowler, Peregrin & Haught, a Professional Corporation, special aviation counsel for the Administrative Agent, substantially in the form of Exhibit D-4 hereto and addressed to the Administrative Agent and the Initial Lender.

(b)                                 The following documents shall have been duly authorized, executed and delivered by the respective parties thereto, shall each be reasonably satisfactory in form and substance to the Administrative Agent and shall be in full force and effect and copies (or an excerpt in the case of the purchase agreement described in clause (i) below) shall have been delivered to the Administrative Agent and its counsel:

(i)                                     a copy of Clauses 12 and 13 of the Airbus Purchase Agreement in respect of the Aircraft, certified by an authorized representative of the Borrower to be true and correct and not to be terminated, amended or waived by the Borrower in respect of the Aircraft;

(ii)                                  a bill of sale covering the Aircraft executed by AVSA in favor of the Borrower, dated the date of delivery of the Aircraft;

(iii)                               a bill of sale for the Aircraft on AC Form 8050-2 or such other form as may be approved by the FAA on the date of delivery of the Aircraft executed by AVSA in favor of the Borrower and dated such date; and

(iv)                              a consent and agreement, relating to the Collateral Agent’s Lien on the Contract Rights pursuant to the Mortgage, executed by AVSA and Airbus in favor of the Borrower, dated the date of delivery of the Aircraft.

(c)                                  The Administrative Agent shall have received a copy of the Mortgage, together with:

(i)                                     acknowledgment copies or stamped receipt copies of proper financing statements, duly filed under the Uniform Commercial Code (the “U.C.C.”) of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the security interests created by the Mortgage;

(ii)                                  evidence of the completion of all recordings and filings of or with respect to the Mortgage that the Administrative Agent may deem necessary or desirable in order to perfect the security interest created by the Mortgage;

(iii)                               at the Borrower’s cost, an independent insurance broker’s report (including confirmation of coverage) and evidence of FAA insurance for war risk coverage, each in form and substance reasonably satisfactory to the Administrative Agent, as to due compliance with the terms of such Mortgage relating to insurance with respect to the Aircraft; and

(iv)                              evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect and protect the security interests created by the Mortgage have been taken (including all FAA filings).

(d)                                 The Borrower has (subject to the filing of an appropriate bill of sale with the FAA) good title to the Aircraft, free and clear of Liens other than the Permitted Liens.

(e)                                  The Aircraft has been duly certified by the FAA as to type and airworthiness and the Administrative Agent has received a copy of such certification (it being agreed that if a copy of such certification is not available at the time of borrowing of the Loan, such copy may be delivered within five Business Days thereafter without waiving compliance by the Borrower with Section 3.2(b) of the Mortgage).

(f)                                    The Administrative Agent shall have received copies of invoices substantiating to its reasonable satisfaction the BFE Cost.

(g)                                 Letter Agreement Conditions.  The Aircraft shall be one of the aircraft specified in clause (A)(2.0) of the Letter Agreement as being eligible for financing hereunder.

(h)                                 No applicable law or regulation or interpretation thereof by appropriate regulatory authorities shall be in effect which, in the reasonable opinion of the Administrative Agent or its counsel, would materially restrict, prohibit or make it illegal for the Initial Lender to make the Loan; and no action or proceeding shall have been instituted nor shall government action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency at the time of the Loan to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transactions contemplated hereby.

Promptly upon the filing of the Mortgage and the Mortgage Supplement (as defined in such Mortgage) and the due registration of the Aircraft, in each case pursuant to the Transportation Code, the Borrower shall cause Daugherty, Fowler, Peregrin & Haught, a Professional Corporation, special aviation counsel for the Administrative Agent, to deliver an opinion as to the due and valid registration of the Aircraft in the name of the Borrower, the due recording of the Borrower’s FAA bill of sale, the Mortgage and the Mortgage Supplement and the lack of filing of any intervening documents with respect to the Aircraft.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1.   Representations and Warranties of the Borrower. (a)  The Borrower represents and warrants, on the date of this Agreement, as follows:

(i)                                     The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota; is duly qualified to do business as a foreign corporation in each jurisdiction in which its operations or the nature of its business requires, other than failures to qualify which would not have a material adverse effect on the Consolidated business, assets, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under this Agreement; is a Certificated Air Carrier; has its location (for purposes of Article 9 of the Uniform Commercial Code) in Eagan, Minnesota; holds all licenses, certificates, permits and franchises from the appropriate agencies of the United States and/or all other governmental authorities having jurisdiction necessary to authorize the Borrower to engage in air transport and to carry on scheduled passenger service as presently conducted (other than those licenses, certificates, permits and franchises which, if not obtained, would not have a material adverse effect on the Consolidated business, assets, properties or condition (financial or otherwise) of the

Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under this Agreement); and has the corporate power and authority to conduct its business as it is presently being conducted.

(ii)                                  The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (1) the Borrower’s charter or by-laws or (2) any law or any contractual restriction binding on or affecting the Borrower and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Mortgage) upon or with respect to any of its properties.

(iii)                               No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement, except for (1) the orders, permits, waivers, exemptions, authorizations and approvals of the Governmental Authorities having jurisdiction over the Borrower, which orders, permits, waivers, exemptions, authorizations and approvals have been duly obtained and are in full force and effect and (2) any such authorization or approval or other action, notice or filing to the extent required to be given or obtained only after the date of this Agreement.

(iv)                              This Agreement has been duly executed and delivered by the Borrower.  This Agreement is the legal, valid binding obligation of the Borrower enforceable against the Borrower in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(v)                                 The Consolidated balance sheet of NAC and its Subsidiaries as at the end of the most recent fiscal year of NAC for which such balance sheet is available, and the related Consolidated statements of operations and cash flows of NAC and its Subsidiaries for such fiscal year, accompanied by an opinion of Ernst & Young, independent public accountants (or any other firm of independent public accountants of recognized standing selected by NAC), and the Consolidated balance sheet of NAC and its Subsidiaries as at the end of the most recent fiscal quarter of NAC (excluding the final fiscal quarter of each fiscal year) for which such balance sheet is available, and the related Consolidated statements of operations and cash flows of NAC and its Subsidiaries for the fiscal period then ended, duly certified by the chief financial officer of NAC, copies of which have been furnished to the Administrative Agent, fairly present, subject, in the case of said balance sheet as at the end of such fiscal quarter, and said statements of operations and cash flows for such fiscal period then ended, to year-end audit adjustments, the Consolidated financial condition of NAC and its Subsidiaries as at such dates and the Consolidated results of the operations of NAC and its Subsidiaries for the period ended on such dates, all in accordance with generally accepted accounting principles consistently applied.

(vi)                              There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries before any court,

governmental agency or arbitrator that (1) is reasonably likely to have a material adverse effect on (A) the business, condition (financial or otherwise), operations or properties of the Borrower and its Subsidiaries taken as a whole, (B) the rights and remedies of the Administrative Agent or any Lender under this Agreement or (C) the ability of the Borrower to perform its obligations under this Agreement, or (2) purports to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(vii)                           The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(b)                                 On the date of the Loan, the Borrower represents and warrants as set forth in paragraphs (i), (v) and (vii) of Section 4.1(a) as of such date and as follows:

(i)                                     The Borrower has the corporate power and authority to own the Aircraft securing the Loan.

(ii)                                  The execution, delivery and performance by the Borrower of each Loan Document to which it is or will be a party, and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (1) the Borrower’s charter or by-laws or (2) any law or any contractual restriction binding on or affecting the Borrower and do not result in or require the creation of any Lien, security interest or other charge or encumbrance (other than pursuant to the Mortgage) upon or with respect to any of its properties.

(iii)                               No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by the Borrower of any Loan Document to which it is or will be a party, except for (1) the orders, permits, waivers, exemptions, authorizations and approvals of the Governmental Authorities having jurisdiction over the operation of the Aircraft by the Borrower, which orders, permits, waivers, exemptions, authorizations and approvals have been duly obtained or will prior to the date of the Loan be duly obtained, and will on the date of the Loan be in full force and effect and (2) any such authorization or approval or other action, notice or filing to the extent required to be given or obtained only after the date of the Loan.

(iv)                              Except for (1) the filing for recording pursuant to the Transportation Code of the Mortgage and the Mortgage Supplement attached thereto and made a part thereof, (2) the filing of financing statements (and continuation statements at periodic intervals) with respect to the security and other interests created by such documents under the Uniform Commercial Code of Minnesota (which financing statements the Borrower has caused or is in the process of causing to be presented in due form for filing to the appropriate filing office in Minnesota) and (3) the taking of possession by the Agent of the original counterparts of the Mortgage and the Mortgage Supplement covering the Aircraft, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the Uniform Commercial Code of any applicable jurisdiction), is necessary or advisable in order to establish or perfect the Agent’s security interest in the Aircraft (granted pursuant to the Mortgage and the Mortgage Supplement covering the Aircraft) as against the Borrower and any third parties in any applicable jurisdictions in the United States.

(v)                                 There has not occurred any Default or an Event of Default which is presently continuing and there has not occurred any event which constitutes or would, with the passage of time or the giving of notice, or both, constitute an Event of Loss.

(vi)                              This Agreement has been, and each of the other Loan Documents to which the Borrower will be a party when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Loan Documents to which the Borrower will be a party when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(vii)                           There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (1) is reasonably likely to have a material adverse effect on (A) the business, condition (financial or otherwise), operations or properties of the Borrower and its Subsidiaries taken as a whole, (B) the rights and remedies of the Agents or any Lender under the Loan Documents or (C) the ability of the Borrower to perform its obligations under the Loan Documents or (2) purports to affect the legality, validity or enforceability of this Agreement or any Loan Document or the consummation of the transactions contemplated hereby or thereby.

(viii)                        No proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(ix)                                The Borrower has good title to the Aircraft, free and clear of Liens other than the Permitted Liens. The Aircraft has been duly certified by the FAA as to type and airworthiness, has been insured by the Borrower in accordance with the terms of the Mortgage and is in the condition and state of repair required under the terms of the Mortgage.

(x)                                   The Agent, as secured party under the Mortgage, is entitled to the protection of Section 1110 of the Federal Bankruptcy Code in connection with its right to take possession of the Airframe and Engines securing the Loan in the event of a case under Chapter 11 of the Federal Bankruptcy Code in which the Borrower is a debtor.

(xi)                                The Borrower is not in material default under any material financing (including, without limitation, any other financing pursuant to the Letter Agreement, the financing under the AIFS Term Loan if Airbus Financial Services (formerly Airbus

Industrie Financial Services) or an Affiliate remains at risk, any lease financing pursuant to an AIL Trust, if Airbus Leasing IV Inc. (formerly AI Leasing IV, Inc.) or an Affiliate remains at risk, or an EETC participation, if Airbus or an Affiliate remains at risk, or financing drawn under a commitment provided by the engine manufacturer in respect of Letter Agreement Aircraft) or under the Airbus Purchase Agreement.

(xii)                             After December 31, 2000 and until sixty (60) days before the date of the Loan, there has been no material adverse change in the financial condition of the Borrower having a material adverse effect on the Borrower’s ability to perform its material obligations under the Loan Documents.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.1.   Affirmative Covenants. So long as the Loan shall remain unpaid, the Borrower will:

(a)                                  Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all respects, with all applicable laws, rules, regulations and orders other than those the noncompliance with which would not have a material adverse effect on the Consolidated business, assets, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under any Loan Document to which it is a party.

(b)                                 Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might become a Lien upon its property, other than any such tax, assessment and governmental charge or levy or any such lawful claim which, if unpaid, in the aggregate, would not have a material adverse effect on the Consolidated business, assets, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

(c)                                  Preservation of Corporate Existence, Etc.  Preserve and maintain and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary.  Notwithstanding the foregoing, the Borrower shall at all times be a Certificated Air Carrier.

(d)                                 Visitation Rights.  At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, provided that (i) any Lender exercising its rights under this Section 5.1(d) must act through the Administrative Agent, (ii) neither the Borrower nor any of its Subsidiaries shall be required to violate any confidentiality provision of any agreement by which it is bound and (iii) nothing in this Section 5.1(d) shall entitle the Agent or Lender or any of their agents or representatives, in connection with the inspection of the Aircraft, to open any panels, bays or similar openings without the consent of the Borrower.

(e)                                  Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(f)                                    Reporting Requirements.  Furnish to the Lenders:

(i)                                     as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of NAC, the Consolidated balance sheet of NAC and its Subsidiaries as of the end of such quarter and Consolidated statements of operations and cash flows of NAC and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of NAC as having been prepared in accordance with generally accepted accounting principles;

(ii)                                  as soon as available and in any event within 120 days after the end of each fiscal year of NAC, a copy of the audited annual report for such fiscal year for NAC and its Subsidiaries, containing Consolidated balance sheets of NAC and its Subsidiaries as of the end of such fiscal year and Consolidated statements of operations and cash flows of NAC and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by Ernst & Young or any other firm of independent public accountants of recognized standing selected by NAC and acceptable to the Required Lenders;

(iii)                               as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)                              promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its security holders, and copies of all reports that the

Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v)                                 promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.1(a)(vi) and (b)(vii); and

(vi)                              such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request;

provided that, in the case of clauses (i), (ii) or (iv) of this Section 5.1(f), to the extent that any such information is posted on the Borrower’s website or is otherwise available on the internet through the Securities and Exchange Commission’s “EDGAR” database (located at www.sec.gov), such information shall be deemed to have been delivered to the Administrative Agent and each Lender upon the posting of such information on the internet.

SECTION 5.2.   Compliance with Mortgage. Comply with the terms and provisions of the Mortgage.

SECTION 5.3.   Maintenance of Office. Maintain an office in the State of Minnesota where notices, presentations and demands in respect of this Agreement and the other Loan Documents may be made upon it (which office shall be maintained at 2700 Lone Oak Parkway, Eagan, Minnesota 55121 until such time as the Borrower shall have notified the Administrative Agent of a change of location).

SECTION 5.4.   Negative Covenants. So long as the Loan shall remain unpaid, the Borrower will not make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.   Events of Default. Each of the following events shall constitute an event of default with respect to the Loan (“Events of Default”) (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or government body) and each such Event of Default shall continue so long as, but only as long as, it shall not have been remedied:

(a)                                  the Borrower shall fail to make any payment within *** days after the same shall have become due of principal of, or interest on, any Note evidencing the Loan; or (ii) the Borrower shall fail to make any payment when the same shall become due of any other Obligations with respect to the Loan, and such failure shall continue unremedied for *** days after the receipt by the Borrower of written notice thereof from the Administrative Agent; or

(b)                                 the Borrower shall have failed to perform or observe (or cause to be performed and observed) in any material respect any covenant or agreement to be performed or observed by it under this Agreement or the Mortgage, and such failure shall continue unremedied for a period of thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; provided, however, that if the Borrower shall have undertaken to cure any such failure which arises under Section 3.2(c) of the Mortgage or under the first sentence of Section 3.2(b) of the Mortgage as it relates to maintenance, service, repair or overhaul or under Section 3.4(a), (b), (c) or (d) of the Mortgage and, notwithstanding the diligence of the Borrower in attempting to cure such failure, such failure is not cured within said thirty-day period but is curable with future due diligence, there shall exist no Event of Default under this Section 6.1(b) so long as the Borrower is proceeding with due diligence to cure such failure and such failure is remedied not later than one hundred eighty (180) days after receipt by the Borrower of such written notice; or

(c)                                  any representation or warranty made by the Borrower herein or in the Mortgage or any document or certificate furnished by the Borrower in connection herewith or therewith or pursuant hereto or thereto shall prove to have been incorrect in any material respect at the time made and the incorrectness of any such representation or warranty shall not have been cured (to the extent of the adverse impact of such incorrectness on the interests of the Lenders) within thirty (30) days after the receipt by the Borrower of written notice from the Administrative Agent advising the Borrower of the existence of such incorrectness; or

(d)                                 the commencement of an involuntary case or other proceeding in respect of the Borrower in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law in the United States or seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for all or substantially all of its property, or seeking the winding-up or liquidation of its affairs and the continuation of any such case or other proceeding undismissed and unstayed for a period of ninety (90) consecutive days or an order, judgment or decree shall be entered in any proceeding by any court of competent jurisdiction appointing, without the consent of the Borrower, a receiver, trustee or liquidator of the Borrower, or of any substantial part of its property, or sequestering any substantial part of the property of the Borrower and any such order, judgment or decree or appointment or sequestration shall be final or shall remain in force undismissed, unstayed or unvacated for a period of ninety (90) days after the date of entry thereof; or

(e)                                  the commencement by the Borrower of a voluntary case under the Federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law in the United States, or the consent by the Borrower to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or for all or substantially all of its property, or the making by the Borrower of any assignment for the benefit of creditors or the Borrower shall take any corporate action to authorize any of the foregoing; or

(f)                                    the Borrower shall fail to carry and maintain on or with respect to the Aircraft (or cause to be carried and maintained) insurance required to be maintained in accordance with the provisions of Section 3.6 of the Mortgage and such failure shall continue for a period of fifteen (15) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(g)                                 for so long as the Loan is then held in whole or in part by a Lender (or Lenders) who controls at such time the ability to accelerate the Loan, the maturity of any other Airbus Loan then held in whole or in part by a Lender (or Lenders) who controls at such time the ability to accelerate such other Airbus Loan shall have been accelerated;

provided, however, that, notwithstanding anything to the contrary contained in Section 6.1(b) or (c), any failure of the Borrower to perform or observe any covenant, condition, agreement or any error in a representation or warranty shall not constitute an Event of Default if such failure or error is caused solely by reason of an event that constitutes an Event of Loss affecting the Aircraft so long as the Borrower is continuing to comply with all of the terms of Section 3.5 of the Mortgage.

Upon the occurrence of any Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all the Notes, all interest thereon and all other amounts payable under this Agreement in connection with the Loan to be forthwith due and payable, whereupon the Loan and Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Loan, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENTS

SECTION 7.1.   Authorization and Action. Each Lender hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are expressly delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto.  Each Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), each Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law or is not within the powers and discretion expressly delegated to such Agent pursuant to the Loan Documents.  Each Agent agrees to give to each Lender prompt notice of each notice received by it from the Borrower pursuant to the terms of this Agreement.

SECTION 7.2.   Each Agent’s Reliance, Etc. Neither Agent nor such Agent’s directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent:  (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.7; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties representations (whether written or oral) made in or in connection with the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of the Borrower or to inspect the property (including the books and records and the Airbus Aircraft) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or security interest created or purported to be created under or in connection with, the Loan Documents or any other instrument or document furnished pursuant thereto; and (vi) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.3.   The Agents and Their Affiliates. Each Agent (or an Affiliate of such Agent) shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each Agent in its individual capacity.  Each Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if such Agent were not an Agent and without any duty to account therefor to the Lenders.

SECTION 7.4.   Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.1(a)(v) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.5.   Indemnification. The Lenders agree to indemnify each Agent and such Agent’s directors, officers, agents or employees (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each such Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from an Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents, to the extent that such Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.6.   Successor Agent. Subject to the appointment and acceptance of a successor agent as provided below, either Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, or the earlier written request of such Agent to resign addressed as aforesaid, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent.  In each case, the successor Agent shall be an entity having a consolidated tangible net worth of at least $75,000,000.  Upon the acceptance of any appointment as an Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Agent’s resignation or removal hereunder as an Agent, the provisions of this Article VII (including, without limitation, Section 7.5) shall inure to the retiring Agent’s benefit as to any actions taken or omitted to be taken by it while it was an Agent under the Loan Documents.  Notwithstanding anything to the contrary herein, the Administrative Agent and the Collateral Agent under (and as defined in) the Mortgage shall be the same institution.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1.   Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (or, in the case of clauses (b) and (c) below, by the holder of each Note affected thereby), do any of the following: (a) reduce the principal of, or interest on, the Loan or the Notes or any other amounts hereunder, (b) postpone any date fixed for any payment of principal of, or interest on, the Notes or any other amounts payable hereunder, (c) change the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (d) release any material portion of any collateral held to secure the obligations of the Borrower in respect of the Loan under the Loan Documents or (e) amend this Section 8.1; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Lenders required above to take such action and by the Agent, affect the rights or duties of the Agent under this Agreement or any Note.

SECTION 8.2.   Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, if to the Borrower, at its address at Department A4010, 2700 Lone Oak Parkway, Eagan, MN 55121, Attention: Senior Vice President and Treasurer (Telecopier No. 612-726-2221); if to the Initial Lender, at its Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent, at its address at *** Avenue, New York, NY 10017, Attention General Counsel (Telecopier No. 212-***), with a copy to *** at its address at ***  Attention: Contract Administration (Telecopier No.***); or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.  All such notices and communications shall, when mailed, telecopied or telegraphed, be effective when deposited in the mails, telecopied or delivered to the telegraph company, respectively, except that notices and communications to the Agent or any Lender pursuant to Article II, III or VII shall not be effective until received. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 8.3.   No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.4.   Costs and Expenses. (a)  The Borrower agrees to pay on demand the reasonable and adequately documented fees and expenses of Simpson Thacher & Bartlett LLP, special counsel to the Initial Lender and the Agents, and of Daugherty, Fowler, Peregrin & Haught, a Professional Corporation, special aviation counsel to the Administrative Agent, in connection with the preparation, execution and delivery of the Loan Documents, but no other legal fees or expenses. The Borrower further agrees to pay on demand all reasonable and adequately documented costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.4(a).

(b)                                 The Borrower agrees to indemnify and hold harmless (x) each Lender, the Agents, Airbus and AVSA, (y) their respective Affiliates, and (z) their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loan, whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense (i) results from such Indemnified Party’s gross negligence or willful misconduct, (ii) arises by reason of laws or governmental regulations, orders or other legal requirements pertaining to secured lending by such Indemnified Party, (iii) consists of Taxes or Other Taxes (whether or not otherwise indemnified by the Borrower), (iv) is attributable, in the case of a particular Indemnified Party, to the incorrectness of any representation or warranty or the breach of any covenant of such Indemnified Party in the Loan Documents, (v) is attributable to amendments to the Loan Documents not made in accordance with the terms thereof, (vi) constitutes an administrative expense, (vii) arises because of the gross negligence or willful misconduct of the Agent in distributing funds in accordance with the Loan Documents, (viii) arises due to a transfer or disposition of an Indemnified Party’s interest in the Aircraft or in the Loan Documents other than as required therein or following the occurrence of an Event of Default or (ix) results from actions of Airbus or AVSA in their respective capacities as manufacturer and seller of the Aircraft.

(c)                                  If (i) any payment or prepayment of principal of the Loan is made by the Borrower (or any replacement lender pursuant to Section 2.16) to or for the account of a Lender other than on the last day of the Interest Period for the Loan, as a result of a prepayment pursuant to Section 2.8, acceleration pursuant to Section 6.1 or for any other reason or (ii) the Loan is converted from being based on the Eurodollar Rate to being based on a substitute rate pursuant to Section 2.10 other than on the last day of the Interest Period for the Loan, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur and as are set forth in reasonable detail in a certificate furnished to the Borrower within 90 days after the incurrence of such loss, cost or expense as a result of such payment or conversion (as the case may be), including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain the Loan.

(d)                                 Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.9, 2.10, 2.12, 2.13 and 8.4 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.5.   Right of Setoff. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.1 to authorize the Administrative Agent to declare the Notes relating to the Loan to be due and payable pursuant to the provisions of Section 6.1, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, whether or not such Lender shall have made any demand under such Loan Document and although such obligations may be unmatured; provided that an Airbus Lender shall not be entitled to set off and apply as aforesaid deposits held by or indebtedness owing by the Manufacturer or AVSA to the Borrower.  Each such Lender agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each such Lender under this Section 8.5 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender may have.

SECTION 8.6.   Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and the Initial Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.7.   Assignments and Participations. (a)  Each Lender (x) may, at any time, and (y) shall, so long as no Default has occurred and is continuing and if demanded by the Borrower pursuant to the provisions of Section 2.16, assign to one or more Persons all or a portion of its rights and obligations under the Loan Documents (including, without limitation, the portion of the Loan owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment may be of a constant or of a varying, percentage of all rights and obligations under this Agreement and the other Loan Documents, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the principal amount of the Loan of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, (iii) each such assignment shall be (x) (A) to any Airbus Lender or any Affiliate thereof, or (B) to any special purpose entity formed pursuant to Section 8.7(j), or (y) (A) to a bank or other financial institution with a combined capital, surplus and undivided profits of at least $ ***, or a corporation whose consolidated tangible net worth is at least $ ***, exclusive of goodwill, in either case as of the proposed date of such sale, as determined in accordance with GAAP or (B) to any Affiliate of any such bank, financial institution or corporation if such bank, financial institution or corporation furnishes to the

Borrower an agreement or agreements of such bank, financial institution or corporation (in form and substance reasonably satisfactory to the Borrower) unconditionally guaranteeing to the Borrower such Affiliate’s obligations to the Borrower hereunder, so long as such entity referred to in clause (x) or (y) is (A) not an airline, a commercial air carrier, an air freight forwarder, an entity engaged in the business of parcel transport or other similar business (collectively, a “Potential Competitor”) and (B) is not a Person (other than a bank or other financial institution) controlling, controlled by or under common control with any such Potential Competitor (the entities referred to in clauses (x) and (y) above, subject to the limitations aforesaid in clauses (A) and (B), collectively, the “Eligible Assignees”), (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.16 shall be arranged by the Borrower, shall be to an Eligible Assignee acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld) and shall be either an assignment of all of the rights and obligations of the assigning Lender under the Loan Documents or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under the Loan Documents and (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.16 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loan owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under the Loan Documents.  The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance together with any Note subject to such assignment.  Upon such execution, delivery, acceptance and recording from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)                                 By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.1(a)(v)

and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents and warrants that either (x) no part of the funds to be used by it for the purchase of a portion of the Loan (or any part thereof) constitutes assets of any “employee benefit plan” as defined in Section 3(3) of ERISA or (y) the proposed assignment will not result in a nonexempt prohibited transaction (as defined in Section 4975 of the Internal Revenue Code and ERISA); (vii) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (ix) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)                                  The Administrative Agent shall maintain at its address referred to in Section 8.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loan owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for any surrendered Notes new Notes to the order of such Eligible Assignee each in an amount equal to the portion of such surrendered Note assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a portion of such surrendered Note, a new Note to the order of the assigning Lender in an amount equal to such retained portion and such old Note shall be returned to the Borrower marked “cancelled”. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(e)                                  Each Lender may sell participations to one or more Eligible Assignees in or to all or a portion of the Loan owing to it and the Note or Notes held by it; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, (iv) the Borrower, each Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) each such participation shall be in a minimum amount of $5,000,000 (unless otherwise agreed to by the Borrower).

(f)                                    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.7, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender pursuant to a confidentiality agreement substantially in the form of Exhibit E.

(g)                                 Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loan owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any other Person.

(h)                                 The Borrower agrees to cooperate with each Lender to accommodate the efforts of such Lender to transfer, sell or assign all or any part of its rights and obligations under this Agreement pursuant to this Section 8.7.  Each Lender severally agrees to reimburse the Borrower’s reasonable and adequately documented external legal and investment bank fees and expenses in respect of any such transfer, sale or assignment.

(i)                                     If as a result of one or more assignments, transfers or other transactions, the Airbus Lenders cease to control the ability to accelerate the Loan, the Administrative Agent agrees to give prompt written notice thereof to the Borrower.

(j)                                     In connection with a transfer, sale, assignment of, or participation with respect to, all or any part of its rights and/or obligations under the Loan Documents by the Initial Lender or any Affiliate thereof (it being understood that the Initial Lender or Affiliate may allocate particular rights and obligations as between the relevant parties), including by means of a capital markets, private placement or securitization transaction in one or more steps (an “Initial Lender Sell-Down”), the parties agree as follows, notwithstanding any other provision of this Section 8.7:

(1)                                  that the Borrower shall have the right to review and approve (acting reasonably) any widely circulated (as, for example, in a Rule 144A offering) placement or offering materials in connection with any Initial Lender Sell-Down, limited to those portions of such placement or offering materials that: (i) describe the Borrower or its business, (ii) describe the Loan Documents to which the Borrower is a party or (iii) describe any risk factors concerning the Borrower or the airline industry, and for this purpose, the Borrower shall have a period of not less than 30 days for any such review and approval in connection with an Initial Lender Sell-Down;

(2)                                  that not more than two Initial Lender Sell-Down transactions (as defined herein and in the credit agreements in respect of other Airbus Loans) per calendar year shall be subject to the provisions of this Section 8.7(j)(or the comparable provisions of the credit agreements in respect of other Airbus Loans) (it being understood that any one Initial Lender Sell-Down transaction may involve more than one credit agreement for purposes of this subclause) in which review and approval of the placement or offering materials by the Borrower is required as provided in the preceding subclause (1);

(3)                                  that a special purpose entity (an “SPV”) organized in a manner acceptable to the placement agents, rating agencies and other participants in an Initial Lender Sell-Down transaction shall be an acceptable “Eligible Assignee” under the Loan Documents (it being understood that such SPV may have only nominal capitalization);

(4)                                  that the Loan Documents and closing documents may be disclosed to the rating agencies, underwriters, investors, placement agents and trustees and other parties reasonably deemed necessary by the Initial Lender in connection with an Initial Lender Sell-Down transaction, and their respective counsel, auditors, agents and advisors, each of whom agree to hold such information confidential in accordance with the terms of Exhibit E or otherwise in a manner customary for such persons in similar transactions;

(5)                                  that, if requested by the Initial Lender, the Borrower will provide reliance letters with respect to the legal opinions delivered at the closing of the Loan at the closing of an Initial Lender Sell-Down transaction, provided that such reliance letters need only relate to the date of the closing of the Loan; and

(6)                                  from and after the closing of an Initial Lender Sell-Down transaction, that Section 2.11 of this Agreement shall be deemed amended by adding a new paragraph (f) to read as follows:

‘(f)  Borrower’s payment obligations under the Loan Documents shall be absolute and unconditional, and shall not be affected by any event or circumstance, including, without limitation:  (i) any setoff, counterclaim, recoupment, defense or other right that Borrower may have against any Airbus Lender, any Affiliate thereof or any other Person for any reason whatsoever; or (ii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; and, to the extent permitted by applicable law, the Borrower waives and agrees not to assert any right, claim or defense based on the foregoing.’

; it being agreed that the reasonable costs and expenses of Borrower (including reasonable legal fees and disbursements) incurred by the Borrower in complying with clauses (4) and (5) above and in connection with its review and approval of any widely circulated (as, for example, in a Rule 144A offering) placement or offering materials to be utilized in connection with an Initial Lender Sell-Down shall be reimbursed by the Initial Lender.

SECTION 8.8.   Confidentiality. Neither Agent nor any Lender nor the Borrower shall disclose any Confidential Information to any other Person without the consent of each other, except (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.7(f), to actual or prospective assignees and participants, and then only on a confidential basis or as otherwise permitted under Section 8.7(j), (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.  Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, such party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

SECTION 8.9.   Certain Agreements and Representations of Lenders. Each Lender represents and warrants that: (i) such Lender qualifies as an Eligible Assignee; (ii) such Lender will not make the Loan or acquire any interest in the Loan with the assets of any “employee benefit plan” as defined in Section 3(3) of ERISA or of any “plan” within the meaning of Section 4975(e)(1) of the Internal Revenue Code, unless the acquisition will not result in a non-exempt prohibited transaction (as defined in Section 4975 of the Code and ERISA; and (iii) such Lender will acquire the Loan and each Note for investment and not with a view to resale or distribution (it being understood that such Lender may pledge or assign as security its interest in the Loan and each Note issued to it), provided that the disposition of its property shall at all times be and remain within its control, except that such Lender may sell, transfer or otherwise dispose of any Note or any portion thereof or grant participations therein, in a manner which in itself will not require registration under the Securities Act of 1933, as amended.

SECTION 8.10.   GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.11.   Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.12.   Jurisdiction, Etc. (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America, in each case sitting in New York City, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment may be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in such action or proceeding or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b)                                 The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011 as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Administrative Agent under this Agreement. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts specified in paragraph (a) above in any such action or proceeding by the mailing of copies there by registered or certified mail, postage prepaid, to the Borrower, such service to become effective 30 days after such mailing.  Nothing herein shall affect the right of the Agent under this Agreement, any Lender or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(c)                                  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any New York State or federal court referred to in Section 8.12(a).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.13.   WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 8.14.   Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.15.   Headings. All headings in this Agreement are for convenience of reference only and do not constitute a part of this Agreement.

SECTION 8.16.   Guarantee. To the extent that AVSA or an Affiliate of AVSA (other than AFC, if AFC is a Lender) is a Lender hereunder prior to any transfer or assignment by such Lender pursuant to Section 8.7, any undertaking or obligation of such Lender under this Agreement shall be unconditionally guaranteed by Airbus.  In the event that a Subsidiary of AFC is a Lender, then such Subsidiary’s obligations to the Borrower hereunder shall be unconditionally guaranteed by AFC (and not by Airbus).

SECTION 8.17.   Interpretation of Letter Agreement. Nothing in this Agreement or the other Loan Documents shall be deemed to interpret the provisions of the Letter Agreement for purposes of, and no reliance shall be made on the terms of this Agreement or the other Loan Documents in the negotiation of, any other financing required to be provided by AVSA under the Letter Agreement.

SECTION 8.18.   Quiet Enjoyment. Each Lender and the Administrative Agent covenant to the Borrower as follows:

(a)                                  the Lenders and the Administrative Agent acknowledge and consent to the provisions contained in the proviso in Section 2.1 of the Mortgage; and

(b)                                 each Lender and the Administrative Agent shall not, through its own actions or inactions, interfere with, or suffer to exist with respect to the Aircraft, any Lien attributable to itself which might interfere with the Borrower’s (or any Lessee’s thereof) continued possession, use and operation of, and quiet enjoyment (including, without limitation, administrative quiet enjoyment) of, the Aircraft during the term of the Mortgage and in accordance with the terms of the Loan Documents so long as no Event of Default shall have occurred and be continuing.

SECTION 8.19.   Concerning Clause (i)(y) of Section 3.6(a)(I) of the Mortgage. The Borrower agrees that the dollar amount referred to in Clause (i)(y) of Section 3.6(a)(I) of the Mortgage shall be: $750,000,000 per occurrence.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and to be delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

NORTHWEST AIRLINES, INC.

By:
Name:
Title:

*** ,
as Administrative Agent

By:
Name:
Title:

AIRBUS FINANCE COMPANY LIMITED,
as the Initial Lender

By:
Name:
Title:

Schedule I
to
Credit Agreement

Lending Office of Airbus Finance Company Limited

5th Floor
6 George’s Dock
International Financial Services Centre
Dublin 1, Ireland
Attn:  Director

Schedule II
to
Credit Agreement

Approved Commercial Banks

ABN-Amro Bank
Citibank
Calyon
JPMorgan Chase Bank
Deutsche Bank
The Mitsubishi Trust and Banking Corporation
The Bank of Tokyo-Mitsubishi Limited
Kreditanstalt für Wiederaufbau
Credit Suisse

their successors or assigns.

Schedule III
to
Credit Agreement

Principal Payment Schedule

Principal Payment Date	Dollar Amount
February 16, 2005	$ ***

May 16, 2005	***

August 16, 2005	***

November 16, 2005	***

February 16, 2006	***

May 16, 2006	***

August 16, 2006	***

November 16, 2006	***

February 16, 2007	***

May 16, 2007	***

August 16, 2007	***

November 16, 2007	***

Total	$ ***

Schedule IV
to
Credit Agreement

Approved Countries for Reregistration

Argentina
Australia

Belgium

Brazil

Canada

Chile

Denmark

Finland

France

Germany

Greece

Iceland

India

Indonesia

Ireland

Italy

Japan

Luxembourg

Malaysia

Netherlands

New Zealand

Norway

People’s Republic of China

Philippines

Portugal

Republic of China (Taiwan)(1)

Singapore

South Korea

Spain

Sweden

Switzerland

Thailand

Trinidad and Tobago

United Kingdom

Venezuela

(1)           So long as on the date of entering into the proposed reregistration such country and the United States have diplomatic relations as good as those in effect as of the date of the Letter Agreement.

EXHIBIT A - FORM OF
PROMISSORY NOTE

U.S.$ ***

Dated:        ,

FOR VALUE RECEIVED, the undersigned, NORTHWEST AIRLINES, INC., a Minnesota corporation (the “Borrower”), HEREBY PROMISES TO PAY to            (the “Lender”) for the account of its Lending Office as defined in the Credit Agreement referred to below) the principal sum of U.S.$ *** (the “Original Amount”) representing a Loan made by the Lender to the Borrower pursuant to the Credit Agreement dated as of November 16, 2004 between the Borrower, Airbus Finance Company Limited, as the Initial Lender, and ***, as Administrative Agent (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).  The Original Amount shall be payable in installments in the amounts and on the dates specified in Section 2.5 of the Credit Agreement.  Notwithstanding the foregoing, the final payment made on this Promissory Note shall be in an amount sufficient to discharge in full the unpaid Original Amount and all accrued and unpaid interest on any amounts due under this Promissory Note.

The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent, to the account specified in Section 2.11 of the Credit Agreement, in same day funds.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the Credit Agreement are secured by collateral as provided in the Credit Agreement and in the Mortgage and Security Agreement, dated as of November 16, 2004, executed by the Borrower and pertaining to the Aircraft bearing FAA Registration No. ***.

NORTHWEST AIRLINES, INC.

By:
Title:

A-1

EXHIBIT B - FORM OF

NOTICE OF LOAN

*** , as Administrative Agent
  for the Lenders under to the Credit
  Agreement referred to below

[Date]

Attention:

Ladies and Gentlemen:

The undersigned, Northwest Airlines, Inc., refers to the Credit Agreement, dated as of November 16, 2004 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), between the undersigned, Airbus Finance Company Limited, as the first Initial Lender, and ***, as Administrative Agent for the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.2 of the Credit Agreement that the undersigned hereby requests the Loan under the Credit Agreement, and in that connection sets forth below the information relating to the Loan (the “Proposed Loan”) as required by Section 2.2(a) of the Credit Agreement:

The Business Day of the Proposed Loan is November 16, 2004.

The aggregate amount of the Proposed Loan is $ ***.

The first Interest Period the Proposed Loan is one month.

The Aircraft related to the Proposed Loan is the Airbus model A330-223 aircraft bearing manufacturer’s serial number 0633 and [will be] [has been] delivered to the Borrower on November 16, 2004.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(x)  the representations and warranties made by the Borrower and contained in the Loan Documents relating to the Loan are correct in all material respects on and as of the date of the Proposed Loan before and after giving effect to the Loan and to the application of the proceeds therefrom, as though made on and as of such date, and

B-1

(y)  no Default or Event of Default has occurred and is continuing.

Very truly yours,

NORTHWEST AIRLINES, INC.

By:
Title:

B-2

EXHIBIT C - FORM OF
ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of November 16, 2004 (as amended or modified from time to time, the “Credit Agreement”) between Northwest Airlines, Inc., a Minnesota corporation (the “Borrower”), Airbus Finance Company Limited, as Initial Lender, and ***, as Administrative Agent for the Lenders (the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

1.             The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the amount of the Loan owing to the Assignee will be as set forth on Schedule 1 hereto.

2.             The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) attaches each Note held by the Assignor and requests that the Administrative Agent exchange each such Note for a new Note payable to the order of the Assignee in an amount equal to the portion of such Note assumed by the Assignee pursuant hereto or new Notes payable to the Assignee in an amount equal to the portion of such Note assumed by the Assignee pursuant hereto and to the Assignor in an amount equal to the portion of such Note retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3.             The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.1(a)(v) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agents, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) represents and warrants that either (x) no part of the funds to be used by it for the purchase of the Loan (or any part thereof) constitutes assets of any “employee benefit plan” as defined in Section 3(3) of ERISA or (y) the proposed assignment will not result in a non-exempt prohibited transaction (as defined in Section 4975 of the Internal Revenue Code and ERISA); (v) represents and warrants that it will acquire Notes for investment and not with a view to sale or distribution (it being understood that the Assignee may pledge or assign as security its interest in each Note or each such instrument issued to it), provided that the disposition of its property shall at all times be and remain within its control, except that the Assignee may sell, transfer or otherwise dispose of any Note, any such instrument or any portion thereof or grant participations therein, in a manner which in itself will not require registration under the Securities Act of 1933, as amended; (vi) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vii) agrees, for the benefit of the assigning Lender and Borrower, that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (viii) attaches any U.S. Internal Revenue Service forms required under Section 2.12 of the Credit Agreement.

4.             Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent (together with such payment), unless otherwise specified on Schedule 1 hereto.

5.             Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.             Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and other amounts with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.             This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.             This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:

Outstanding principal amount of the Loan assigned:

Effective Date:

Note	Principal Amount of Note payable to Assignee	Principal Amount of Note payable to Assignor

[NAME OF ASSIGNOR], as Assignor

By:
Title:

Dated: ,

[NAME OF ASSIGNEE], as Assignee

By:
Title:

Lending Office:
[Address]

Accepted this
day of ,

***, as
Administrative Agent

By:
Title:

EXHIBIT D-1

FORM OF OPINION OF ASSOCIATE GENERAL COUNSEL OF THE BORROWER

D-1-1

EXHIBIT D-2

FORM OF OPINION OF CADWALADER, WICKERSHAM & TAFT LLP,
SPECIAL COUNSEL FOR THE BORROWER

D-2-1

EXHIBIT D-3

FORM OF OPINION OF CADWALADER, WICKERSHAM & TAFT LLP,
SPECIAL COUNSEL FOR THE BORROWER,
REGARDING SECTION 1110 OF THE FEDERAL BANKRUPTCY CODE

D-3-1

EXHIBIT D-4

FORM OF OPINION OF DAUGHERTY, FOWLER, PEREGRIN & HAUGHT,
SPECIAL AVIATION COUNSEL FOR THE AGENT

D-3-1

EXHIBIT E - FORM OF
CONFIDENTIALITY AGREEMENT

[FORM OF CONFIDENTIALITY AGREEMENT]

[Insert Name and Address of
the Prospective Assignee or Holder
of a Participation]

Ladies and Gentlemen:

You have expressed interest in establishing a credit relationship with Northwest Airlines, Inc., a Minnesota corporation (together with its subsidiaries and affiliates, the “Borrower”).  In connection therewith, you have asked for certain information about the Borrower.  In consideration for and as a condition of your receiving the Materials (as hereinafter defined), you acknowledge the confidential and proprietary nature of the Materials and agree to hold and keep the same confidential as provided in this letter agreement and to take or refrain from taking certain other actions as set forth in this letter agreement.

The term “Materials” means any information concerning the Borrower which was furnished to us by or on behalf of the Borrower and which we furnish to you.  The term “Materials” does not include information which (i) is or becomes generally available to the public or (ii) is or becomes available to you from a source other than the Borrower, unless you have the actual knowledge (without being obligated to conduct any investigation) that such information has been made available by such source in breach of a confidentiality agreement by which such source is bound with respect to such information.

We are prepared to provide you with a copy of the Materials, as necessary, which have been or may be provided pursuant to the information provisions under the Credit Agreement (the “Credit Agreement”) dated as of November 16, 2004 between Northwest Airlines, Inc., Airbus Finance Company Limited, as the Initial Lender, and ***, as Administrative Agent.  Pursuant to Section 8.7(f) of the Credit Agreement, we are required to have you, as a prospective assignee or holder of a participation in the Loan (as defined in the Credit Agreement) enter into this Confidentiality Agreement (the “Agreement”) before receiving the Materials.  Such Materials will be made available to you upon your execution of this Agreement.  In consideration thereof, you agree that Materials will be kept confidential, in accordance with your customary procedure for handling confidential information and in accordance with safe and sound banking practices, and not be used by you except in connection with the proposed credit relationship referred to above.  Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, such party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated by the Credit Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

You acknowledge that the Materials are internal information that may include allocations, projections data, analyses and calculations that may not completely and accurately reflect the results of the Borrower’s operations.  In addition, you acknowledge that the Materials regarding operations have not been prepared for financial statement disclosure purposes.

You hereby acknowledge that you are aware, and that you will advise such of your representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities law impose restrictions on any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

You and your affiliates, directors, officers, employees and representatives agree to be bound by the terms of this Agreement.  This Agreement shall inure to the benefit of the Borrower.

In this connection, we acknowledge that you may make disclosure as required by any governmental agency or representative thereof or pursuant to legal process and that you are subject to oversight by bank or other financial regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such agencies the Materials.  You also agree to request confidential treatment of the Materials to the extent permitted by law.

Please indicate your agreement to the foregoing at the place provided below.

Very truly yours,

[Insert Name of Lender]

By:
Title:

The foregoing is agreed to as of
the date of this letter.

By: